                                                                   EXHIBIT 10.11
                                PROMISSORY NOTE


$1,624,995.00                                             December 9, 1996

          FOR VALUE RECEIVED, the undersigned, W. Lance Anderson, promises to pay to the order of NovaStar Financial, Inc., a Maryland corporation (the "Company"), the principal amount of One Million Six Hundred Twenty-Four Thousand Nine Hundred Ninety-Five and 00/100 Dollars ($1,624,995.00) with interest thereon at Eight Percent (8%) per annum. Certain capitalized and other terms used herein shall have the meanings described in the Company's Private Placement Memorandum dated October 15, 1996.

          Interest will accrue during the first year and on December 9, 1997 will be added to principal due under the note. Thereafter, interest will be payable quarterly.

          The original principal amount of this Note will be divided into three equal tranches of Five Hundred Forty-One Thousand Six Hundred Sixty-Five and 00/100 Dollars ($541,665.00). Payment of principal on each tranche will be forgiven by the Company (and the interest accrued thereon during that quarter will be immediately due and payable), if the following incentive performance tests are achieved:

          . During the first five fiscal periods after issuance of this Note:

            - One tranche will be forgiven for each fiscal period as to which the Company generates a total return to investors purchasing Units in the Company's private placement equal to or greater than 15%.

            - At the end of each of the five fiscal periods, all remaining tranches will be forgiven if the Company has generated a total cumulative return to investors purchasing Units in the Company's private placement (from date of initial issuance of the Note) equal to or greater than 100%.

          . For purposes of calculating the returns to such investors:

            - The term "fiscal period" will refer to each of five periods, the first commencing with the last closing of the Company's private placement and ending on December 31, 1997, and each succeeding fiscal period extending for twelve months and ending on each December 31.

          . The term "return" for each fiscal period will mean the sum of (on a per Unit basis) (a) all cash dividends paid during (or declared with respect to) such fiscal period per share of Preferred Stock (or per share of Common Stock following conversion of the Preferred Stock upon completion of a Qualified IPO), (b) any increase or decrease in the price per share of Preferred Stock (or resulting Common Stock) during such fiscal period, measured by using the price per Unit to investors in the Company's private placement as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods, and (c) any increase or decrease in the price per Warrant during such fiscal period, determined in the same manner as in (b). For purposes of the fiscal period 15% return test, the total return for a given period will be equal to the sum of (a), (b) and (c) during the period, and for purposes of the cumulative 100% return test, the amounts in (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investors' investment in the Units (on a per Unit basis) without regard to timing of receipt of dividends or timing of increases in per share or per Warrant prices.

          . If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the Note. In addition, a loan will be made by the Company to the undersigned in the amount of (i) personal tax liability resulting from the forgiveness of debt, and (ii) interest accrued during the first year on the forgiven tranches. The note will bear interest at a floating market rate, will be secured by that proportionate number of Units that had secured the forgiven tranche of the Note and will mature upon the earlier of the sale of those Units (or the underlying securities) or the termination of the officer's employment with the Company.

          . At the election of the undersigned, the Company shall pay the premium on a term life insurance policy, the proceeds of which might assist the undersigned's estate or legal representative to cover the sums due under this Note, and the premium amount so advanced shall be added to the principal amount due the Company.

          Interest and principal shall be payable in full at maturity, which maturity date is the earlier of (i) the sale of the underlying securities, (ii) the termination of the undersigned's employment with the Company or (iii) December 31, 2001.

          This Note may be prepaid in full or in part at any time. Each payment hereunder shall be applied by the holder, first, to the payment of interest when due, and the balance to the repayment of the principal sum.

          If default be made in the payment when due of principal and interest, then the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this Note, without notice or demand.

          Promisor shall pay all costs and expenses, including reasonable attorneys' fees, incurred by the holder hereof in the collection of this Note.

          This Note is secured by the One Hundred Eight Thousand Three Hundred Thirty-Three (108,333) Units purchased by the undersigned in the NovaStar Financial, Inc. private placement which is closing on the date hereof.



                                    ____________________________________
                                    W. Lance Anderson